Exhibit 99.1

NEW YORK, NY, October 19, 2004 -- The board of directors of the New York Mercantile Exchange, Inc., last night approved opening a trading floor in Dublin as close as possible to November 1 for the purpose of offering open outcry Brent crude oil futures trading.

The Exchange will lease space from the New York Board of Trade's FINEX Dublin operation and make trading permits available to its traders as well as energy traders in New York and London.

The contract will include the same terms and conditions as the Brent crude oil futures contract currently listed for trading on the Exchange trading floor in New York, except that it will be listed 30 consecutive months forward with additional long--dated futures initially listed 36, 48, 60, 72, and 84 months prior to delivery and trading will occur from 10 AM to 7:30 PM prevailing Dublin time, with after--hours electronic trading on the NYMEX ACCESS® system.

Final settlement will be based on the Platts Brent Index, which will include cash deals and hourly price indications as provided by Platts during the trading day. As a further component, hourly price indications from Platts will also be included in the formula.

Trading in the New York-based Brent crude oil futures contract will cease.

The market will operate as a designated contract market, subject to regulation by the Commodity Future Trading Commission and the Irish Financial Services Regulatory Authority. Final arrangements are subject to approval by both regulators.

The launch is intended to coincide as closely as possible with the move by the International Petroleum Exchange to close its Brent trading ring during morning hours.

Exchange President James E. Newsome said, "Both our oil industry customers and the London oil trading community have been adamant about their desire to maintain open outcry energy trading with the liquidity uniquely provided by that forum. As the world's largest energy market and premier physical commodity exchange, we feel it is incumbent on us to fill the void that is opening up and to be as immediately responsive as possible to our customer requests."